EXHIBIT 23.1

                       CONSENT OF RICHARDSON & ASSOCIATES


         The undersigned law firm hereby consents to the inclusion of its report on the validity of issuance of shares of Solar3D, Inc., and to the reference to it as legal counsel for Solar3D, Inc., in the Registration Statement on Form S-8 for Solar3D, Inc. dated January 31, 2014.




/s/ Richardson & Associates


Santa Monica, California

January 31, 2014